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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Central Pacific Financial Corp.:

        We consent to the incorporation by reference in the registration statements No. 33-11462, No. 33-48721, No. 333-35999, No. 333-119538, and No. 333-119798 on Form S-8 of Central Pacific Financial Corp. of our report dated March 31, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of Central Pacific Financial Corp.

/s/ KPMG LLP

Honolulu, Hawaii April 4, 2005

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  Exhibit 23.2